Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended September 30, 2016

•	Revenues increased 12% compared to the three months ended September 30, 2015
•	Net Income increased 26% compared to the three months ended September 30, 2015
•	Adjusted EBITDA increased 9% compared to the three months ended September 30, 2015

ST. LOUIS, Missouri, November 9, 2016 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended September 30, 2016.

“I am pleased with World Point’s third quarter accomplishments.” said Ken Fenton, President and Chief Operating Officer of WPT GP, LLC, the general partner of the Partnership. “In addition to the year-over-year growth in revenues, net income and EBITDA, we placed 178,000 barrels of storage capacity in service and under contract at the North Little Rock terminal and completed construction of two rail spurs at the Chickasaw terminal that will improve logistical efficiencies. Both projects provided an immediate boost to revenues and are expected to provide long-term revenue streams to the Partnership.”

Financial Summary

A summary of the financial results for the three months ended September 30, 2016 compared to the three months ended September 30, 2015, includes:

•	Revenues for the three months ended September 30, 2016 increased $2.7 million, or 12% compared to the three months ended September 30, 2015.
o	Base storage services fees increased $1.6 million, or 9%, primarily as a result of the addition of new customer contracts at the Blakeley Island, Jacksonville and Galveston terminals, increased terminaling activity at the Glenmont terminal and the addition of the Salisbury terminal in the fourth quarter of 2015, partially offset by reduced base storage fees at the St. Louis terminal.
o	Excess storage services fees for the three months ended September 30, 2016 increased $0.2 million, or 135%, primarily as a result of increased terminaling activity at the Jacksonville terminal.
o	Ancillary and additive services increased $0.9 million, or 28%, primarily as a result of increased railcar loading activity at the Chickasaw terminal, increased heating activity at the Baton Rouge terminal, increased ethanol blending activity at the Jacksonville terminal and profit-sharing revenue earned at the St. Louis terminal during 2016.
•	Operating expenses for the three months ended September 30, 2016 increased $1.2 million, or 16%, compared to the three months ended September 30, 2015. This increase was primarily attributable to a (i) $0.7 million increase in other expense including environmental compliance costs of $0.5 million incurred at the Newark terminal that are expected to be reimbursed by insurance, less a deductible, (ii) $0.6 million increase in repairs and maintenance primarily due to periodic tank cleaning and repairs completed in the third quarter of 2016, and (iii) $0.1 million increase in utilities, offset by a (i) $0.1 million decrease in insurance expense and (ii) $0.1 million decrease in property taxes.

•	Selling, general and administrative expenses, including reimbursements to affiliates, for the three months ended September 30, 2016 decreased 2%, compared to the three months ended September 30, 2015 primarily as a result of $0.1 million in directors’ fees that were incurred later in the year in 2015 than in 2016, offset by a $0.1 million increase in personnel costs and professional fees.
•	Depreciation and amortization expense for the three months ended September 30, 2016 decreased $0.5 million, or 8%, compared to the three months ended September 30, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.
•	Interest expense consists primarily of commitment fees paid to maintain the Credit Facility and amortization of associated costs over the term of the facility. Interest expense remained unchanged for the three months ended September 30, 2016 compared to the three months ended September 30, 2015.
•	Interest and dividend income for the three months ended September 30, 2016 increased slightly compared to the three months ended September 30, 2015. This increase was attributable to higher amounts of short-term investments held during the third quarter of 2016.
•	Gain on investments for the three months ended September 30, 2016 decreased $0.1 million, or 84% compared to the three months ended September 30, 2015. The decrease was primarily attributable to a small mark-to-market loss on investments recorded in the third quarter of 2016 as opposed to a $0.1 million gain during the third quarter of 2015.
•	Income tax expense for the three months ended September 30, 2016 decreased $0.1 million, compared with the three months ended September 30, 2015.
•	Net income for the three months ended September 30, 2016 increased $1.8 million, or 26%, compared to the three months ended September 30, 2015. Net income was $0.25 per unit for the three months ended September 30, 2016.
•	Average daily terminal throughput for the three months ended September 30, 2016 increased 17 mbbls, or 10%, compared to the three months ended September 30, 2015 primarily as a result of increased throughput at the Jacksonville and Galveston terminals.
•	Adjusted EBITDA, as defined by the Partnership, increased $1.3 million for the three months ended September 30, 2016 compared with the three months ended September 30, 2015.

A summary of the financial results for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015, includes:

•	Revenues for the nine months ended September 30, 2016 increased $2.8 million, or 4%, compared to the nine months ended September 30, 2015.
o	Base storage services fees increased $2.6 million or 4%, primarily as a result of additional tanks at the Blakeley Island terminal that were placed under contract during the first half of 2016, new customers at the Galveston terminal, increased terminaling activity at the Glenmont terminal, and the addition of the Salisbury terminal in the fourth quarter of 2015, partially offset by reduced base storage fees at the St. Louis terminal.

o	Excess storage services fees decreased $0.1 million, or 10% for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.
o	Ancillary and additive services increased $0.3 million, or 3%, compared to the nine months ended September 30, 2015, primarily as a result of increased railcar loading activity at the Chickasaw terminal, increased heating activity at the Baton Rouge terminal, increased ethanol blending activity at the Jacksonville terminal and profit-sharing revenue earned at the St. Louis terminal, partially offset by reduced polymer processing activity at the Granite City terminal caused by a disruption in the Keystone Pipeline, reduced barge loading fees at the Newark terminal and reduced heating fees at the Pine Bluff terminal during 2016.
•	Operating expenses for the nine months ended September 30, 2016 increased $1.0 million, or 4%, compared to the nine months ended September 30, 2015. This increase was primarily attributable to a (i) $0.9 million increase in environmental compliance costs incurred at the Newark terminal that are expected to be reimbursed by insurance, less a deductible, (ii) $0.2 million increase in repairs and maintenance primarily due to periodic tank cleaning and repairs, and (iii) $0.2 million increase in utility costs, offset by a $0.3 million decrease in insurance expense.
•	Selling, general and administrative expenses for the nine months ended September 30, 2016 increased $0.2 million, or 4%, compared to the nine months ended September 30, 2015 as a result of a (i) $0.2 million increase in personnel and office expenses, (ii) $0.1 million increase in audit and tax preparation expenses and (iii) $0.1 million increase in public company expenses, offset by a $0.2 million decrease in insurance and professional fees.
•	Depreciation and amortization expense for the nine months ended September 30, 2016 decreased $1.1 million, or 6%, compared to the nine months ended September 30, 2015. This decrease is primarily due to terminal assets that became fully depreciated in December of 2015 and January of 2016 at the Baltimore and Newark terminals.
•	Interest expense consists primarily of commitment fees paid to maintain the Credit Facility and amortization of associated costs over the term of the facility. Interest expense increased slightly for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.
•	Interest and dividend income for the nine months ended September 30, 2016 decreased $0.1 million compared to the nine months ended September 30, 2015. This decrease was attributable to lower amounts of short-term investments held during the first half of 2016.
•	Gain on investments for the nine months ended September 30, 2016 increased $0.1 million compared to the nine months ended September 30, 2015. The increase was primarily attributable to a mark-to-market gain on investments recorded at September 30, 2016 as opposed to a loss at September 30, 2015.
•	Income tax expense for the nine months ended September 30, 2016 increased slightly compared with the nine months ended September 30, 2015.
•	Net income for the nine months ended September 30, 2016 increased $2.7 million, or 11%, compared to the nine months ended September 30, 2015. Net income was $0.80 per unit for the nine months ended September 30, 2016.
•	Average daily terminal throughput for the nine months ended September 30, 2016 decreased 20 mbbls or, 11%, compared to the nine months ended September 30, 2015 primarily as a result of decreased throughput at the Galveston, Newark and Weirton terminals.
•	Adjusted EBITDA, as defined by the Partnership, increased $1.6 million for the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Income for the three and nine month periods ended September 30, 2016 and September 30, 2015.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on November 9, 2016.

Operational Update

The Partnership generated increased revenues, net income and Adjusted EBITDA in the third quarter of 2016 as compared the third quarter of 2015. This increase continued the recovery from the period of reduced utilization that occurred during the middle of 2015 when some customers did not renew their contracts, resulting in approximately 580,000 barrels of tankage being placed under “spot” (month-to-month) contracts during the first quarter of 2015, and 739,000 barrels of unutilized storage as of September 30, 2015, at the Galveston terminal.

During the second quarter of 2016, some spot contracts were terminated. As of September 30, 2016, 159,000 barrels of tankage remain under spot contracts, and 470,000 barrels of tankage are unutilized at the Galveston terminal. There is no certainty that we will be able to keep the remaining tanks under contract throughout 2016. In addition, there is no certainty that contracts expiring in 2016 will be extended or that any extension or recontracting will result in the same level of revenue to the Partnership.

The Partnership recently completed the construction of two tanks totaling 178,000 barrels of storage capacity at the North Little Rock terminal. The tanks were placed in service effective August 14, 2016.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 15.6 million barrels of storage capacity at 18 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense and equity based compensation expense as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income or net cash provided by operating activities. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures for the three and nine month periods ended September 30, 2016 and September 30, 2015.

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)

REVENUES
Third parties	$15,783	$13,762	$44,470	$44,219
Affiliates	9,420	8,723	30,408	27,846
	25,203	22,485	74,878	72,065

Operating costs, expenses and other
Operating expenses	7,680	6,529	21,561	21,179
Operating expenses reimbursed to affiliates	1,182	1,143	3,168	2,529
Selling, general and administrative expenses	981	990	2,872	2,950
Selling, general and administrative expenses reimbursed to affiliates	624	654	1,810	1,545
Depreciation and amortization	5,999	6,498	17,892	18,956
Income from joint venture	(210)	(432)	(627)	(602)
Total operating costs, expenses and other	16,256	15,382	46,676	46,557

INCOME FROM OPERATIONS	8,947	7,103	28,202	25,508

OTHER INCOME (EXPENSE)
Interest expense	(209)	(209)	(623)	(620)
Interest and dividend income	61	55	171	232
Gain on investments and other-net	18	115	143	47
Income before income taxes	8,817	7,064	27,893	25,167
Provision for income taxes	19	77	111	107
NET INCOME	$8,798	$6,987	$27,782	$25,060

Operating Data:
Available storage capacity, end of period (mbbls)	15,630	15,452	15,630	15,452
Average daily terminal throughput (mbbls)	179	162	165	185

Attachment B: Reconciliation of Net Income to Adjusted EBITDA and Net Cash Provided by Operating Activities

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$8,798	$6,987	$27,782	$25,060
Depreciation and amortization	5,999	6,498	17,892	18,956
Depreciation and amortization – CENEX joint venture	131	143	389	366
Provision for income taxes	19	77	111	107
Interest expense	209	209	623	620
Interest and dividend income	(61)	(55)	(171)	(232)
Equity based compensation expense	623	635	1,894	1,905
Gain on investments and other - net	(18)	(115)	(143)	(47)
Adjusted EBITDA	$15,700	$14,379	$48,377	$46,735

Reconciliation of net cash provided by operating activities to Adjusted EBITDA:

Net cash flows from operating activities	$15,221	$18,573	$47,437	$47,011
Changes in assets and liabilities that provided cash	35	(4,902)	777	(1,519)
Amortization of deferred financing costs	(47)	(46)	(139)	(138)
Income from CENEX joint venture	210	432	627	602
Distribution from CENEX joint venture	-	-	(1,216)	-
Depreciation and amortization – CENEX joint venture	131	143	389	366
Provision for income taxes	19	77	111	107
Interest expense	209	209	623	620
Interest and dividend income	(61)	(55)	(171)	(232)
Realized loss on investments and other – net	(17)	(52)	(61)	(82)
Adjusted EBITDA	$15,700	$14,379	$48,377	$46,735

Contacts:

Investor Relations

Phone: (314) 854-8366

www.worldpointlp.com